To the Board of Trustees
Evergreen Variable Annuity Trust

In planning and performing our audits of the financial statements of Evergreen VA Blue Chip Fund, Evergreen VA Capital Growth Fund, Evergreen VA Equity Index Fund, Evergreen VA Foundation Fund, Evergreen VA Fund, Evergreen VA Global Leaders Fund, Evergreen VA Growth and Income Fund, Evergreen VA Growth Fund, Evergreen VA High Income Fund, Evergreen VA International Growth Fund, Evergreen VA Masters Fund, Evergreen VA Omega Fund, Evergreen VA Small Cap Value Fund, Evergreen VA Special Equity Fund, and Evergreen VA Strategic Income Fund, portfolios of Evergreen Variable Annuity Trust, for the year ended December 31, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Evergreen Variable Annuity Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United State of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, which we consider to be material weaknesses as defined above as of December 31, 2001.

This report is intended solely for the information and use of management and the Board of Trustees of Evergreen Variable Annuity Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

                KPMG

Boston, Massachusetts
February 1, 2002